Exhibit 99.1

Contact:
David Burke	980.299.5533

Albemarle Reports Third Quarter Sales Growth of 11% and Increases Guidance

CHARLOTTE, N.C. – Nov. 3, 2021 - Albemarle Corporation (NYSE: ALB) today announced its results for the third quarter ended September 30, 2021.

Third Quarter 2021 Highlights
(Unless otherwise stated, all percent changes are based on year-over-year comparisons)

•Net sales of $830.6 million, an increase of 11%; Net sales increased 19% excluding FCS
•Net loss of ($392.8) million, or ($3.36) per diluted share
•Adjusted diluted EPS of $1.05, a decrease of 4%, excludes a $4.29 per share charge for a recent arbitration decision
•Adjusted EBITDA of $217.6 million, an increase of 1%; Adjusted EBITDA increased 14% excluding FCS
•Increased FY 2021 guidance based on strong third quarter performance
•Announced agreement to acquire Guangxi Tianyuan New Energy Materials (Tianyuan), which includes a lithium conversion plant (Qinzhou) designed to produce 25,000 mtpa with the potential to expand to 50,000 mtpa
•Announced agreements for strategic investments in China with plans to build two lithium hydroxide conversion plants, each initially targeting 50,000 mtpa
•MARBL Lithium Joint Venture (MARBL) to restart operations at the Wodgina Lithium Mine in Australia
•Advanced deployment of Albemarle Way of Excellence (AWE) operating model and submitted sustainability disclosure report to CDP (formerly the Carbon Disclosure Project)

“Despite supply chain challenges and increased raw material costs last quarter, we continued to deliver solid revenue and adjusted EBITDA growth,” said Albemarle CEO Kent Masters. “In October, we achieved first lithium carbonate production at our new La Negra III/IV conversion facility. We are making investments to add significant conversion capacity in China, initially targeting up to 150,000 metric tons of lithium hydroxide per year which will provide high-return growth opportunities aligned with the increasing demand from our customers.”

Outlook

Albemarle’s improved outlook for the full-year 2021 reflects a strong third quarter performance and assumes continued global economic recovery as well as a modest improvement in operating performance compared to the full-year 2020. Full-year 2021 net sales guidance was revised higher which reflects higher volumes in its Lithium business and stronger pricing in its Bromine businesses. Adjusted EBITDA guidance improved due to higher net sales, as well as lower corporate costs and higher-than-expected Catalysts joint venture income. Capital expenditures were revised higher due to accelerated investments in growth, tight labor markets, and COVID-related travel restrictions in Western Australia.

FY 2021 Guidance(1)
Net sales	$3.3 - $3.4 billion
Adjusted EBITDA	$830 - $860 million
Adjusted EBITDA Margin	~25%
Adjusted Diluted EPS	$3.85 - $4.15
Net Cash from Operations	$550 - $650 million
Capital Expenditures	$925 - $975 million
(1) Guidance reflects the sale of Albemarle’s Fine Chemistry Services (FCS) business to W.R. Grace which closed on June 1, 2021.

COVID-19 Response

Albemarle’s cross-functional Global Response Team continues to meet regularly to address employee health and safety and operational challenges. The company’s priority is always the health and well-being of its employees, customers, and communities. The company continues to focus on building in the flexibility needed to adjust for regional differences and changing conditions.

Third-Quarter Results

In millions, except per share amounts	Q3 2021	Q3 2020	$ Change	% Change
Net sales	$830.6	$746.9	$83.7	11.2%
Net (loss) income attributable to Albemarle Corporation	$(392.8)	$98.3	$(491.1)	(499.6)%
Adjusted EBITDA(a)	$217.6	$216.1	$1.5	0.7%
Diluted earnings per share	$(3.36)	$0.92	$(4.28)	(465.2)%
Non-operating pension and OPEB items(a)	(0.04)	(0.02)
Non-recurring and other unusual items(a)	4.42	0.19
Adjusted diluted earnings per share(a)(b)	$1.05	$1.09	$(0.04)	(3.7)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales of $830.6 million increased by $83.7 million compared to the prior year quarter, primarily driven by an increase in sales from the company’s Lithium and Bromine businesses, partially offset by the loss of revenue from its Fine Chemistry Services (FCS) business which was sold on June 1, 2021.

Adjusted EBITDA of $217.6 million increased by $1.5 million from the prior year quarter primarily due to higher Lithium results, offset by the sale of FCS and an expense of $13.5 million for the correction of out-of-period errors regarding misstated inventory foreign exchange values relating to prior periods.

Net loss attributable to Albemarle of ($392.8) million includes a $657.4 million ($504.5 million after income taxes) charge related to a recent arbitration decision on a dispute regarding Huntsman Corporation’s acquisition of Rockwood’s Pigments & Additives business in 2014. The Huntsman-Rockwood dispute is a legacy dispute that Albemarle inherited when it purchased all outstanding equity of Rockwood Holdings, Inc. in 2015, acquiring its lithium and other business lines unrelated to the dispute. The company continues to assess its legal rights and options. Albemarle and Huntsman have initiated discussions regarding a resolution of the matter.

The effective income tax rate for the third quarter of 2021 was 22.2% compared to 25.2% in the same period of 2020. The difference is largely due to a $152.9 million tax benefit recorded in Q3 2021 related to an accrual recorded for a legal arbitration ruling. On an adjusted basis, the effective income tax rates were 19.2% and 16.7% for the third quarter of 2021 and 2020, respectively.

Business Segment Results

Lithium

In millions	Q3 2021	Q3 2020	$ Change	% Change
Net Sales	$359.2	$265.6	$93.6	35.2%
Adjusted EBITDA	$125.4	$97.8	$27.6	28.3%

Lithium net sales of $359.2 million increased $93.6 million (+35%) primarily due to higher volume (+30%) from tolling to help meet growing customer demand and higher pricing and FX (+5%). Adjusted EBITDA of $125.4 million increased $27.6 million primarily due to increased net sales and higher volume at its Talison joint venture.

Current Trends: Full-year 2021 adjusted EBITDA is expected to grow in the mid- to high-teens year-over-year, up from previous guidance. Volume growth for full-year 2021 is expected to grow in the mid-teens driven primarily by tolling. Average realized pricing is expected to increase sequentially due to tightening market conditions and full-year pricing will be flat to slightly higher compared to 2020. Full-year 2021 average margin is expected to remain below 35% due to higher costs related to project start-ups and tolling, partially offset by productivity improvements.

Albemarle remains on track to complete construction of Kemerton I by the end of the year with sales expected to begin in the second half of 2022. Due to the ongoing labor shortages and pandemic-related travel restrictions in Western Australia, Kemerton II is now expected to complete construction in the second half of 2022.

During the quarter, the company made significant progress on its Wave 3 lithium expansion projects. Albemarle entered an agreement to acquire Tianyuan, which owns a lithium conversion plant, Qinzhou, designed to produce up to 25,000 metric tons per annum and with the potential to expand to 50,000 metric tons per annum. Additionally, it entered agreements for strategic investments in China and will move forward with design, engineering, and permitting plans to build two new lithium hydroxide conversion plants, each initially targeting 50,000 metric tons per annum.

Our MARBL joint venture recently announced plans to restart one of the Wodgina mine’s three processing lines, each of which has installed processing capacity of 250,000 metric tons per annum of spodumene concentrate. Production is expected to begin in the third quarter of 2022.

Bromine Specialties

In millions	Q3 2021	Q3 2020	$ Change	% Change
Net Sales	$277.8	$237.2	$40.6	17.1%
Adjusted EBITDA	$86.0	$79.4	$6.6	8.3%

Bromine net sales of $277.8 million increased $40.6 million (+17%) owing to strong pricing and FX (+17%) while volume remained flat (0%). Pricing was driven by high demand across the product portfolio and tight market conditions. Adjusted EBITDA of $86.0 million increased $6.6 million due to higher net sales, partially offset by higher costs for raw materials and freight. While sales increased during the quarter, the lack of inventory and a force majeure declaration by the company’s chlorine supplier limited the company’s ability to capitalize on strong demand strength and increased brine production capacity.

Current Trends: The company expects full-year 2021 adjusted EBITDA growth in the low-double digits, up from previous guidance due to strength in demand for flame retardants, as well as benefiting from diverse end markets. Volumes will remain constrained during the remainder of the year due to sold out conditions and the lack of inventory. Bromine’s ongoing cost savings initiatives and higher pricing are expected to partially offset higher freight and raw material costs.

Catalysts

In millions	Q3 2021	Q3 2020	$ Change	% Change
Net Sales	$193.6	$197.9	$(4.4)	(2.2)%
Adjusted EBITDA	$33.1	$37.8	$(4.7)	(12.5)%

Catalysts net sales of $193.6 million decreased $4.4 million (-2%) compared to the previous year, primarily due to slightly lower volume (-1%) and pricing and FX (-1%). Adjusted EBITDA of $33.1 million declined $4.7 million mostly due to lower sales and cost pressures, partially offset by higher-than-expected equity income.

Current Trends: The company revised its expectations for full-year 2021 adjusted EBITDA to decline between 20% and 25%, an improvement from previous guidance, owing to higher-than-expected joint venture income. The year-over-year decline in adjusted EBITDA is primarily due to the impact of the U.S. Gulf Coast winter storm, product mix, and the previously disclosed change in a customer’s order patterns during the first quarter. While market conditions continue to improve, volumes are not expected to return to pre-pandemic levels before late 2022 or 2023.

All Other

In millions	Q3 2021	Q3 2020	$ Change	% Change
Net Sales	$—	$46.1	$(46.1)	(100.0)%
Adjusted EBITDA	$—	$25.0	$(25.0)	(100.0)%

Other operations represent the FCS business which was sold on June 1, 2021.

Balance Sheet and Liquidity

As of September 30, 2021, Albemarle had estimated liquidity of approximately $2.0 billion, including $595.0 million of cash and equivalents, the full $1.0 billion available under the company’s revolver, $270.0 million remaining under its delayed draw term loan and $131.5 million on other available credit lines. Total debt was $2.0 billion, representing net debt to adjusted EBITDA of approximately 1.7 times.

Cash Flow and Capital Deployment

Cash from operations for the nine months ended September 30, 2021, of $490.6 million increased $28.9 million versus the prior year driven by working capital inflows and higher revenues in the company’s Lithium and Bromine segments. Capital expenditures of $652.7 million increased by $31.4 million versus the prior year as the company nears completion of its Wave 2 Lithium expansion projects.

Albemarle’s primary capital allocation priorities are to grow profitably, fund its dividend, and maintain its financial flexibility and its Investment Grade credit rating.

In October, the board declared a quarterly dividend of $0.39 per share, an increase over the quarterly dividend paid in 2020. This is Albemarle’s 27th consecutive year of a dividend increase. The company’s share repurchase authorization remains in place; however, the company has no near-term plans to execute share buybacks.

Earnings Call

Date:	Thursday, November 4, 2021
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	6875708

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB) is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We think beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.

We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to the timing of active and proposed projects, product development, production capacity, committed volumes, market trends, pricing, financial flexibility, expected growth, anticipated return on opportunities, earnings and demand for our products, input costs, productivity improvements, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, future acquisition and divestiture transactions, expected benefits from proposed transactions, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; hazards associated with chemicals manufacturing; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our most recent Annual Report on Form 10-K any subsequently filed Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$830,566	$746,868	$2,433,753	$2,249,762
Cost of goods sold	581,293	492,812	1,672,376	1,520,329
Gross profit	249,273	254,056	761,377	729,433
Selling, general and administrative expenses	103,477	96,092	318,180	304,918
Research and development expenses	13,289	13,532	41,901	43,839
Gain on sale of business	984	—	(428,424)	—
Operating profit	131,523	144,432	829,720	380,676
Interest and financing expenses	(5,136)	(19,227)	(56,170)	(53,964)
Other expense, net	(643,196)	(3,661)	(631,870)	(1,620)
(Loss) income before income taxes and equity in net income of unconsolidated investments	(516,809)	121,544	141,680	325,092
Income tax (benefit) expense	(114,670)	30,653	14,422	64,526
(Loss) income before equity in net income of unconsolidated investments	(402,139)	90,891	127,258	260,566
Equity in net income of unconsolidated investments (net of tax)	27,706	26,154	62,215	83,872
Net (loss) income	(374,433)	117,045	189,473	344,438
Net income attributable to noncontrolling interests	(18,348)	(18,744)	(61,977)	(53,309)
Net (loss) income attributable to Albemarle Corporation	$(392,781)	$98,301	$127,496	$291,129
Basic (loss) earnings per share	$(3.36)	$0.92	$1.10	$2.74
Diluted (loss) earnings per share	$(3.36)	$0.92	$1.10	$2.73

Weighted-average common shares outstanding – basic	116,965	106,386	115,455	106,314
Weighted-average common shares outstanding – diluted	116,965	106,873	116,140	106,640

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$595,049	$746,724
Trade accounts receivable	520,746	530,838
Other accounts receivable	56,298	61,958
Inventories	745,598	750,237
Other current assets	160,415	116,427
Total current assets	2,078,106	2,206,184
Property, plant and equipment	7,783,962	7,427,641
Less accumulated depreciation and amortization	2,128,485	2,073,016
Net property, plant and equipment	5,655,477	5,354,625
Investments	902,504	656,244
Other assets	251,786	219,268
Goodwill	1,623,471	1,665,520
Other intangibles, net of amortization	320,981	349,105
Total assets	$10,832,325	$10,450,946
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$545,922	$483,221
Accrued expenses	956,506	440,763
Current portion of long-term debt	611	804,677
Dividends payable	45,450	40,937
Income taxes payable	42,553	32,251
Total current liabilities	1,591,042	1,801,849
Long-term debt	2,021,487	2,767,381
Postretirement benefits	47,020	48,075
Pension benefits	299,875	340,818
Other noncurrent liabilities	617,488	629,377
Deferred income taxes	360,181	394,852
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,170	1,069
Additional paid-in capital	2,913,383	1,438,038
Accumulated other comprehensive loss	(366,436)	(326,132)
Retained earnings	3,145,999	3,155,252
Total Albemarle Corporation shareholders’ equity	5,694,116	4,268,227
Noncontrolling interests	201,116	200,367
Total equity	5,895,232	4,468,594
Total liabilities and equity	$10,832,325	$10,450,946

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash and cash equivalents at beginning of year	$746,724	$613,110
Cash flows from operating activities:
Net income	189,473	344,438
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	185,765	170,214
Gain on sale of business	(428,424)	—
Stock-based compensation and other	14,668	15,864
Equity in net income of unconsolidated investments (net of tax)	(62,215)	(83,872)
Dividends received from unconsolidated investments and nonmarketable securities	43,374	61,309
Pension and postretirement benefit	(12,451)	(4,975)
Pension and postretirement contributions	(24,145)	(10,323)
Unrealized gain on investments in marketable securities	(3,912)	(3,377)
Loss on early extinguishment of debt	28,955	—
Deferred income taxes	(38,924)	7,920
Working capital changes	456,405	(167,436)
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	135,928	131,929
Other, net	6,089	23
Net cash provided by operating activities	490,586	461,714
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(22,572)
Capital expenditures	(652,739)	(621,371)
Cash proceeds from divestitures, net	289,791	—
Sales of marketable securities, net	4,407	1,208
Investments in equity and other corporate investments	(286)	(786)
Net cash used in investing activities	(358,827)	(643,521)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,453,888	—
Repayments of long-term debt and credit agreements	(1,173,823)	(250,000)
Proceeds from borrowings of credit agreements	—	452,163
Other debt repayments, net	(327,292)	202,786
Fees related to early extinguishment of debt	(24,877)	—
Dividends paid to shareholders	(132,236)	(120,836)
Dividends paid to noncontrolling interests	(61,178)	(14,286)
Proceeds from exercise of stock options	16,220	16,925
Withholding taxes paid on stock-based compensation award distributions	(7,755)	(4,803)
Other	(1,384)	(2,751)
Net cash (used in) provided by financing activities	(258,437)	279,198
Net effect of foreign exchange on cash and cash equivalents	(24,997)	(8,428)
Increase in cash and cash equivalents	(151,675)	88,963
Cash and cash equivalents at end of period	$595,049	$702,073

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales:
Lithium	$359,229	$265,646	$958,539	$786,186
Bromine Specialties	277,783	237,193	837,978	701,564
Catalysts	193,554	197,919	562,141	602,179
All Other	—	46,110	75,095	159,833
Total net sales	$830,566	$746,868	$2,433,753	$2,249,762

Adjusted EBITDA:
Lithium	$125,416	$97,789	$341,293	$270,962
Bromine Specialties	86,012	79,448	273,298	235,751
Catalysts	33,103	37,834	79,694	108,081
All Other	—	24,985	29,858	66,407
Corporate	(26,962)	(24,001)	(81,892)	(83,588)
Total adjusted EBITDA	$217,569	$216,055	$642,251	$597,613

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as earnings before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except percentages and per share amounts	2021	2020	2021	2020
Net (loss) income attributable to Albemarle Corporation	$(392,781)	$98,301	$127,496	$291,129
Add back:
Non-operating pension and OPEB items (net of tax)	(4,271)	(2,294)	(12,811)	(6,904)
Non-recurring and other unusual items (net of tax)	520,392	20,278	237,157	29,678
Adjusted net income attributable to Albemarle Corporation	$123,340	$116,285	$351,842	$313,903

Adjusted diluted earnings per share	$1.05	$1.09	$3.03	$2.94

Weighted-average common shares outstanding – diluted	117,685	106,873	116,140	106,640

Net (loss) income attributable to Albemarle Corporation	$(392,781)	$98,301	$127,496	$291,129
Add back:
Interest and financing expenses	5,136	19,227	56,170	53,964
Income tax expense	(114,670)	30,653	14,422	64,526
Depreciation and amortization	62,082	58,679	185,765	170,214
EBITDA	(440,233)	206,860	383,853	579,833
Non-operating pension and OPEB items	(5,471)	(2,901)	(16,407)	(8,704)
Non-recurring and other unusual items (excluding items associated with interest expense)	663,273	12,096	274,805	26,484
Adjusted EBITDA	$217,569	$216,055	$642,251	$597,613

Net sales	$830,566	$746,868	$2,433,753	$2,249,762
EBITDA margin	(53.0)%	27.7%	15.8%	25.8%
Adjusted EBITDA margin	26.2%	28.9%	26.4%	26.6%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended September 30, 2021
Net income (loss) attributable to Albemarle Corporation	$92,449	$73,409	$20,039	$185,897	$—	$(578,678)	$(392,781)	(47.3)%
Depreciation and amortization	34,256	12,603	13,064	59,923	—	2,159	62,082	7.5%
Non-recurring and other unusual items	(1,289)	—	—	(1,289)	—	664,562	663,273	79.9%
Interest and financing expenses	—	—	—	—	—	5,136	5,136	0.6%
Income tax expense	—	—	—	—	—	(114,670)	(114,670)	(13.8)%
Non-operating pension and OPEB items	—	—	—	—	—	(5,471)	(5,471)	(0.7)%
Adjusted EBITDA	$125,416	$86,012	$33,103	$244,531	$—	$(26,962)	$217,569	26.2%

Three months ended September 30, 2020
Net income (loss) attributable to Albemarle Corporation	$69,102	$66,548	$25,176	$160,826	$22,798	$(85,323)	$98,301	13.2%
Depreciation and amortization	28,687	12,900	12,658	54,245	2,187	2,247	58,679	7.9%
Non-recurring and other unusual items	—	—	—	—	—	12,096	12,096	1.6%
Interest and financing expenses	—	—	—	—	—	19,227	19,227	2.6%
Income tax expense	—	—	—	—	—	30,653	30,653	4.1%
Non-operating pension and OPEB items	—	—	—	—	—	(2,901)	(2,901)	(0.4)%
Adjusted EBITDA	$97,789	$79,448	$37,834	$215,071	$24,985	$(24,001)	$216,055	28.9%

Nine months ended September 30, 2021
Net income (loss) attributable to Albemarle Corporation	$237,293	$235,670	$41,401	$514,364	$27,988	$(414,856)	$127,496	5.2%
Depreciation and amortization	99,559	37,628	38,293	175,480	1,870	8,415	185,765	7.6%
Non-recurring and other unusual items (excluding items associated with interest expense)	4,441	—	—	4,441	—	270,364	274,805	11.3%
Interest and financing expenses	—	—	—	—	—	56,170	56,170	2.3%
Income tax expense	—	—	—	—	—	14,422	14,422	0.6%
Non-operating pension and OPEB items	—	—	—	—	—	(16,407)	(16,407)	(0.7)%
Adjusted EBITDA	$341,293	$273,298	$79,694	$694,285	$29,858	$(81,892)	$642,251	26.4%

Nine months ended September 30, 2020
Net income (loss) attributable to Albemarle Corporation	$188,380	$198,905	$70,770	$458,055	$60,069	$(226,995)	$291,129	12.9%
Depreciation and amortization	82,582	36,846	37,311	156,739	6,338	7,137	170,214	7.6%
Non-recurring and other unusual items	—	—	—	—	—	26,484	26,484	1.2%
Interest and financing expenses	—	—	—	—	—	53,964	53,964	2.4%
Income tax expense	—	—	—	—	—	64,526	64,526	2.9%
Non-operating pension and OPEB items	—	—	—	—	—	(8,704)	(8,704)	(0.4)%
Adjusted EBITDA	$270,962	$235,751	$108,081	$614,794	$66,407	$(83,588)	$597,613	26.6%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Interest cost	$5,422	$7,164	$16,280	$21,452
Expected return on assets	(10,893)	(10,065)	(32,687)	(30,156)
Total	$(5,471)	$(2,901)	$(16,407)	$(8,704)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Restructuring and other(1)	$—	$0.02	$0.01	$0.08
Acquisition and integration related costs(2)	0.01	0.04	0.04	0.10
Albemarle Foundation contribution(3)	—	—	0.13	—
Gain on sale of business(4)	0.01	—	(2.85)	—
Loss on early extinguishment of debt(5)	—	—	0.21	—
Legal accrual(6)	4.29	—	4.34	—
Other(7)	0.02	0.02	0.11	0.01
Discrete tax items(8)	0.09	0.11	0.05	0.09
Total non-recurring and other unusual items	$4.42	$0.19	$2.04	$0.28

(1)During the three and nine months ended September 30, 2021, Albemarle recorded facility closure costs related to offices in Germany, and severance expenses in Germany and Belgium, in Selling, general and administrative expenses of $0.8 million and $2.3 million ($0.5 million and $1.6 million after income taxes, or less than $0.01 and $0.01 per share), respectively. In 2020, Albemarle recorded severance expenses as part of business reorganization plans, impacting each of its businesses and Corporate, primarily in the U.S., Germany and with its Jordanian joint venture partner. During the three months ended September 30, 2020, the company recorded expenses of $2.3 million ($1.7 million after income taxes, or $0.02 per share) in Selling, general and administrative expenses. During the nine months ended September 30, 2020, the company recorded severance expenses in Cost of goods sold, Selling, general and administrative expenses and Net income attributable to noncontrolling interest of $0.7 million, $10.4 million and a $0.3 million gain ($7.9 million after income taxes, or $0.08 per share), respectively. The balance of unpaid severance is recorded in Accrued expenses and is expected to primarily be paid through 2021.

(2)Costs related to the acquisition, integration and divestitures of various significant projects, recorded in Selling, general and administrative expenses for the three and nine months ended September 30, 2021 were $1.6 million and $5.6 million ($1.2 million and $4.5 million after income taxes, or $0.01 and $0.04 per share), respectively, and for the three and nine months ended September 30, 2020 were $5.9 million and $14.3 million ($4.6 million and $11.1 million after income taxes, or $0.04 and $0.10 per share), respectively.

(3)Included in Selling, general and administrative expenses for the nine months ended September 30, 2021 is a charitable contribution of $20.0 million ($15.5 million after income taxes, or $0.13 per share), using a portion of the proceeds received from the FCS divestiture, to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where Albemarle’s employees live and the company operates. This contribution is in addition to the normal annual contribution made to the Albemarle Foundation by the company, and is significant in size and nature in that it is intended to provide more long-term benefits in these communities.

(4)Included in Gain on sale of business for the nine months ended September 30, 2021 is $428.4 million ($330.9 million after discrete income taxes, or $2.85 per share) related to the sale of the FCS business. During the three months ended September 30, 2021, the gain on the sale of the FCS business was adjusted down by $1.0 million ($0.8 million after discrete income taxes, or $0.01 per share) for working capital adjustments.

(5)Included in Interest and financing expenses for the nine months ended September 30, 2021 is a loss on early extinguishment of debt of $29.0 million ($23.8 million after income taxes, or $0.21 per share), representing the tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of $1.5 billion in debt using the proceeds from the issuance of common stock.

(6)Included in Other expense, net for the three and nine months ended September 30, 2021 is a $657.4 million ($504.5 million after income taxes, or $4.34 per share) charge related to a recent arbitration decision on a dispute regarding Huntsman Corporation’s acquisition of Rockwood’s Pigments & Additives business in 2014. The Huntsman-Rockwood dispute is a legacy dispute that Albemarle inherited when it purchased all outstanding equity of Rockwood Holdings, Inc. in 2015, acquiring its lithium and other business lines unrelated to the dispute.

(7)Other adjustments for the three months ended September 30, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $2.5 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Other income (expense), net - $0.1 million of a loss resulting from the adjustment of indemnification obligations related to previously disposed businesses.
After income taxes, these charges totaled $1.9 million, or $0.02 per share.

Other adjustments for the nine months ended September 30, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $8.6 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements, a $4.0 million loss resulting from the sale of property, plant and equipment and $1.6 million of charges for an environmental reserve at a site not part of the company’s operations.
•Other income (expense), net - $3.7 million of expenses primarily related to asset retirement obligation charges to update an estimate at a site formerly owned by Albemarle.
After income taxes, these charges totaled $13.3 million, or $0.11 per share.

Other adjustments for the three months ended September 30, 2020 included amounts recorded in:
•Selling, general and administrative expenses - $3.8 million of a net expense primarily relating to the increase of environmental reserves at sites that we are no longer operating or previously sold.
•Other income (expense), net - $0.2 million loss resulting from the settlement of a historical legal matter of an acquired company.
After income taxes, these charges totaled $2.7 million, or $0.02 per share.

Other adjustments for the nine months ended September 30, 2020 included amounts recorded in:
•Selling, general and administrative expenses - $3.8 million of a net expense primarily relating to the increase of environmental reserves at sites that we are no longer operating or previously sold.
•Other income (expense), net - $2.5 million net gain resulting from the settlement of legal matters related to a business and site sold, and $0.8 million net gain primarily relating to the sale of idle properties in Germany, partially offset by a $0.8 million loss resulting from the adjustment of indemnification obligations related to previously disposed businesses.
    After income taxes, these net gains totaled $1.0 million, or $0.01 per share.

(8)    Included in Income tax expense for the three and nine months ended September 30, 2021 are discrete net tax expenses of $11.5 million, or $0.09 per share and net tax expenses of $4.9 million, or $0.05 per share, respectively. The net expense for the three months is primarily related to the impact of discrete tax expense related to global intangible low-taxed income and foreign uncertain tax positions, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements. The net expense for the nine months is primarily related to discrete tax expense related to global intangible low-taxed income, tax expense due to an out-of-period adjustment regarding an overstated deferred tax liability for the three-month period ended December 31, 2017 and foreign uncertain tax positions. This is partially offset by the release of a foreign valuation allowance, excess tax benefits realized from stock-based compensation arrangements, and the revaluation of deferred taxes due to tax rate changes.

Included in Income tax expense for the three and nine months ended September 30, 2020 are discrete net tax expenses of $11.3 million, or $0.11 per share, and $9.7 million, or $0.09 per share, respectively. The net expense for the three months was primarily related to expenses for foreign uncertain tax positions and foreign return to accrual adjustments. The net expense for the nine months was primarily related to expenses for foreign uncertain tax positions and foreign return to accrual adjustments, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended September 30, 2021
As reported	$(516,809)	$(114,670)	22.2%
Non-recurring, other unusual and non-operating pension and OPEB items	657,802	141,681
As adjusted	$140,993	$27,011	19.2%

Three months ended September 30, 2020
As reported	$121,544	$30,653	25.2%
Non-recurring, other unusual and non-operating pension and OPEB items	9,195	(8,789)
As adjusted	$130,739	$21,864	16.7%

Nine months ended September 30, 2021
As reported	$141,680	$14,422	10.2%
Non-recurring, other unusual and non-operating pension and OPEB items	287,345	62,999
As adjusted	$429,025	$77,421	18.0%

Nine months ended September 30, 2020
As reported	$325,092	$64,526	19.8%
Non-recurring, other unusual and non-operating pension and OPEB items	18,101	(4,994)
As adjusted	$343,193	$59,532	17.4%